EXTENSION AND AMENDMENT AGREEMENT

This Extension and Amendment Agreement (the “Agreement”) is entered into this April 28, 2004 by and among CLD Corporate Relations, Inc., a Florida corporation (the “Holder”) and Weight Loss Forever International, Inc., a Nevada corporation (the “Company”).

RECITALS

WHEREAS, Holder is the holder of a Warrant Agreement dated December __, 2001 from the Company, a copy of which is attached hereto as Exhibit A (the “Warrant”), whereby Holder has the right to purchase up to 3,398,440 shares of Company common stock (the “Warrant Securities”) at four different prices;

WHEREAS, the right to purchase certain of the Warrant Securities was scheduled to expire on dates ranging from September 30, 2003 to June 30, 2004 (the “Original Expiration Dates”);

WHEREAS, Holder and Company previously agreed to extend certain of the expiration dates, and subsequently Holder and Company entered into negotiations and an agreement to cancel the Warrant, and now Holder has made a claim against the Company that the Company did not follow through on its obligations under said agreements (the “Dispute”);

WHEREAS, in order to resolve the Dispute without incurring expenses, the Company has agreed to amend the Warrant to extend the exercise date and to allow for cashless exercise by the Holder, and Holder has agreed to exercise the Warrants, both effective as of the date that Holder claims it and the Company entered into the agreements which are the subject of the Dispute, or December 29, 2003;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto hereby agree as follows:

1.   Section 1 of the Warrant is hereby amended to state that the expiration date for the exercise of the Warrant to acquire all of the Warrant Securities shall be December 31, 2004.

2.   Section 18 is hereby added to the Warrant as follows:

“18.Cashless Exercise. In lieu of delivering the exercise price in cash, Holder, or its assigns, at its option, may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise in which event the Company shall issue to the Holder a number of shares of common stock computed using the following formula:

X = Y (A-B)
A
Where          X =   the number of shares of common stock to be issued to the Holder

        Y =   the number of shares of common stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

A =   the fair market value of one share of the Company’s common stock (at the date of such calculation)

B =   Exercise Price (as adjusted to the date of such calculation)

For purposes of the above calculation, the fair market value of one share of common stock shall be determined by the Company’s Board of Directors.

3.   The amendments and changes set forth herein shall be effective as of December 29, 2003.

4.   Holder hereby agrees to deliver to the Company a Notice of Exercise exercising the Warrant on the date hereof.

5.   Other than as set forth herein, the terms and conditions of the Warrant shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

“Company”	“Holder”

Weight Loss Forever International, Inc.,	CLD Corporate Relations, Inc.,
a Nevada corporation	a Florida corporation

By: John Martin	By: Byron Rambo
Its: President	Its: President